Exhibit 99.1

ANN ARBOR, Mich., – March 17, 2020 –Kraig Biocraft Laboratories, Inc. (OTCQB: KBLB) (“the Company”), the leading developer of spider silk based fibers, announces the rescheduling of the upcoming press conference. The Company’s operations have not been directly affected by COVID-19. To ensure continued safe operations for our staff and facility, the Kraig Labs research center will not be hosting any outside visitors for the next 30 days.

The Company will be introducing a game changing Spider Silk technological breakthrough during the upcoming online press conference. This conference will open to all press, stakeholders and interested parties via streaming on the Company’s website. The live webcast is now scheduled to take place on April 16 at 4:30 p.m. Eastern Time and will be broadcast on the Company website at www.kblbinvestors.com by navigating to “Webcasts”.

“While we’re eager to share this exciting scientific breakthrough, we decided, in light of the current COVID-19 situation, to reschedule the press conference. We are taking this obvious step in consideration of the continued good health of our staff and our Nation’s focus on aggressively addressing efforts to combat COVID-19. We are continuing to advance the business model and look forward to providing future updates on that progress,” said CEO and Founder Kim Thompson. “We are excited to unveil our latest breakthrough at the upcoming press conference on April 16th.”

The webcast will be accessible on most operating systems and browsers. A webcast replay will be available, following the event, within the Investor Relations section of the Company’s web site.

The Company will publish a follow up release, just prior to the webcast, that will contain viewing details and interested parties are invited to sign up at www.kblbinvestors.com to receive an event reminder with viewing instructions.

To view the most recent news from Kraig Labs and/or to sign up for Company alerts, please go to www.KraigLabs.com/news.

About Kraig Biocraft Laboratories, Inc.

Kraig Biocraft Laboratories, Inc. (www.KraigLabs.com), a reporting biotechnology company is the leading developer of genetically engineered spider silk based fiber technologies.

The Company has achieved a series of scientific breakthroughs in the area of spider silk technology with implications for the global textile industry.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release about the Company’s future and expectations other than historical facts are “forward-looking statements.” These statements are made on the basis of management’s current views and assumptions. As a result, there can be no assurance that management’s expectations will necessarily come to pass. These forward-looking statements generally can be identified by phrases such as “believes,” “plans,” “expects,” “anticipates,” “foresees,” “estimated,” “hopes,” “if,” “develops,” “researching,” “research,” “pilot,” “potential,” “could” or other words or phrases of similar import. Forward looking statements include descriptions of the Company’s business strategy, outlook, objectives, plans, intentions and goals. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

Ben Hansel, Hansel Capital, LLC

(720) 288-8495

ir@KraigLabs.com